UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2019

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Memorial Drive, Suite 300 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)    On June 11, 2019, the board of directors (the “Board”) of Syros Pharmaceuticals, Inc. (the “Company”) appointed Alice Tsang Shaw, M.D., Ph.D. as a Class III director. Dr. Shaw was also appointed to the Research and Development Committee of the Board.

Dr. Shaw, age 48, has served as the Director of the Center for Thoracic Cancers, the Paula O’Keeffe Endowed Chair of Thoracic Oncology at Massachusetts General Hospital (“MGH”), and Co-Leader of the Dana-Farber/MGH/Harvard Cancer Center Thoracic Oncology Program since June 2016, and Professor of Medicine at Harvard Medical School since October 2017. Dr. Shaw has served on the faculty of Harvard Medical School and has held a physician appointment at MGH since August 2004. Dr. Shaw has served as a standing member of the Oncologic Drugs Advisory Committee of the U.S. Food and Drug Administration since 2016 and serves as co-lead of the Lung Cancer Dream Team of Stand Up to Cancer. Dr. Shaw received an A.B. in biochemical sciences from Harvard College and earned an M.D. and Ph.D. in medicine and genetics from Harvard Medical School. We believe Dr. Shaw is qualified to serve on the Board because of her leadership in the field of translational medicine and experience in the development of targeted cancer therapies.

Pursuant to the Company’s director compensation program, Dr. Shaw will be entitled to an annual cash retainer of $35,000 per year for service on the Board. Dr. Shaw is also entitled to an annual retainer of $3,500 for service as a member of the Research and Development Committee of the Board. These fees will be payable in arrears in equal quarterly installments on the last day of each calendar quarter, provided that the amount of such payments will be prorated for any portion of a quarter in which Dr. Shaw has not served as a director or on a committee, as applicable. The Company will also reimburse Dr. Shaw for reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

In addition, upon her appointment to the Board, Dr. Shaw was granted an option to purchase 22,000 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by Nasdaq on the date of grant, which option will vest as to 16.66% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the third anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company. Immediately following each annual meeting of the Company’s stockholders occurring after Dr. Shaw has completed six months of service on the Board, she will be granted an option to purchase 11,000 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by Nasdaq on the date of grant, which option will vest as to 50% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the first anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company.

The Company’s certificate of incorporation provides for the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. On June 11, 2019, the Company entered into an indemnification agreement with Dr. Shaw on terms identical to those entered into with the Company’s other directors and executive officers. This indemnification agreement requires the Company, among other things, to advance expenses, including attorneys’ fees, to the Company’s directors and executive officers in connection with an indemnification claim, subject to very limited exceptions.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of stockholders on June 11, 2019 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted in the following manner with respect to the following proposals:

1.	The election of two Class III directors, each to serve for a three-year term expiring at the 2022 annual meeting of stockholders and until her successor has been duly elected and qualified.

Nominees	For	Withheld	Broker Non-Votes
Marsha H. Fanucci	34,300,239	2,824,978	3,148,444
Nancy A. Simonian, M.D.	33,623,421	3,501,796	3,148,444

2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

For:	40,248,461
Against:	24,511
Abstain:	689

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Director and Officer Indemnification Agreement by and between the Registrant and each of the directors of the Registrant. Previously filed on June 3, 2016 as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (SEC File Number 333-211818) and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: June 12, 2019	By:	/s/ Gerald E. Quirk
Gerald E. Quirk Chief Legal & Administrative Officer